Exhibit 99.1

Genesco Financial Contact: Mimi E. Vaughn (615) 367-7386
Genesco Media Contact:    Claire S. McCall (615)367-8283

VAUGHN NAMED GENESCO CHIEF OPERATING OFFICER

NASHVILLE, Tenn., May 1, 2019-Genesco Inc. (NYSE: GCO) announced today that Mimi Eckel Vaughn has been named chief operating officer of the Company, effective May 1, 2019. In addition to her new role, Vaughn will continue as chief financial officer until a new chief financial officer is appointed.

Genesco Chairman, President, and Chief Executive Officer Robert J. Dennis said, “Mimi has been a key contributor in the growth and expansion of the Company, and more recently her leadership as CFO was invaluable as we sold the Lids division. Moving forward as a footwear-focused company, Mimi’s vision, strategic insight and financial acumen in combination with her deep understanding of all Genesco’s businesses and of the markets in which they operate, will serve the Company well. With our active CFO search narrowing in on a few great candidates, I look forward to working with Mimi in her new role, along with the entire Genesco management team, as we work together to sustain and enhance the Company’s positive momentum.”

Vaughn, a 15-year veteran of the Company, joined Genesco as vice president - strategy and business development in 2003, was promoted to senior vice president - strategy and business development in 2006, and was named senior vice president - strategy and shared services in 2009. In this role, she was responsible for strategy development for the Company and for growth initiatives and acquisitions. She also led shared services, including information technology, corporate logistics and human resources. She assumed the CFO position in February 2015, and leads all finance-related activities, including financial planning, reporting and analysis, accounting, treasury and tax functions.

Prior to joining the Company, Vaughn was executive vice president of business development and marketing and acting chief financial officer for Link2Gov Corporation in Nashville. From 1993 to 1999, she was a consultant at McKinsey & Company, based in Atlanta. During her tenure at McKinsey, Vaughn advised senior executives and board members, specializing in the consumer and retail sectors. Before joining McKinsey, Vaughn held corporate finance positions at Goldman Sachs & Co., Wasserstein Perella & Co., and Drexel Burnham Lambert.

Vaughn received a bachelor of science degree in foreign service and international economics from Georgetown University magna cum laude and earned a master of business administration degree from Harvard Business School where she graduated with distinction.

About Genesco Inc.
Genesco Inc., a Nashville-based footwear specialty retailer and branded company, sells footwear and accessories in more than 1,500 retail stores throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.trask.com, and www.dockersshoes.com.  Genesco also sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.